CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated January 22, 2016 relating to the balance sheets of Teraphysics Corporation as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

January 22, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com